Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090725887-78
Filing Date and Time 10/05/2009 1:00 PM
Entity Number E0274622008-6

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
Pursuant to NRS 78.385 and 78.390 - (After issuance of Stock)

1. Name of the corporation:
Color Accents Holdings, Inc.

2. The articles have been amended as follows (provide article number if available):
Article One is changed to read as follows: 1. Name of Corporation: Muscato Group Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:    83.36%

4. Effective date of filing (optional):

5. Officer signature (required): X

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.